Certain confidential information contained in this document, indicated by the mark “[*]”, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

SIXTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Sixth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of January 1, 2020, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”). This Amendment supersedes all prior amendments to Paragraph 5 of Schedule 9.01.
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Schedule 9.01 Amendments. Paragraph 5 of Schedule 9.01 is deleted and replaced with the following:
“(5) [*].
Beginning in calendar year [*] and continuing through calendar year [*], Bank shall pay to Costco an amount equal to [*]. In [*], Bank shall pay to Costco an amount equal to [*]. [*].”
And paragraph 9 of Schedule 9.01 is deleted and replaced with the following:
“(9) Timing of Payments. Bank will pay to Costco the amounts in paragraphs (1) and (2) of this Schedule 9.01 within fifteen (15) Business Days following the end of the month to which such payments relate. Bank will pay to Costco the amounts in paragraph (5) of this Schedule 9.01 in equal quarterly payments within fifteen (15) Business Days following the end of each calendar quarter.”
3.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham_____________________ Name: Paul Latham_____________________ Title: SVP ____________________________	CITIBANK, N.A. By: /s/ Valerie Greer_____________________ Name: Valerie Greer_____________________ Title: MD______________________________